Exhibit 9


                           STOCK REPURCHASE AGREEMENT


     This Stock Repurchase Agreement (the "Agreement") is executed to be effective as of February 15, 2006 (the "Effective Date") by and between Island Pacific, Inc., a Delaware corporation ("Purchaser" or the "Company"), and The Sage Group plc, a company organized under the laws of England and Wales ("Seller"), as follows:

     1. Recitals.

          1.1. Seller is the owner of 141,000 of Series A Convertible Preferred Stock, par value $0.0001 (the "Series A Stock"), 8,923,915 shares of the common stock, par value $0.0001 (the "Common Stock") (the Common Stock together with the Series A Stock, the "Shares") and an option to purchase 71,812 shares of Common Stock (the "Option") of the Company.

          1.2. Upon the terms and conditions set forth in this Agreement, Seller desires to sell and Purchaser desires to repurchase the Shares and any shares of Common Stock issued upon conversion of the Series A Stock (the "Conversion Shares") owned by Seller.

     2. Consideration.

          2.1. Purchase and Sale. Seller agrees to sell and Purchaser agrees to re-purchase from Seller the Shares and the Conversion Shares upon the terms and conditions set forth in this Agreement.

          2.2. Purchase Price and Payments. Purchaser shall repurchase the Shares, and the Conversion Shares from Seller, free and clear of security interests, liens, encumbrances, liabilities or adverse claims (other than as may have been created by or attached to Purchaser) for cash consideration of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Purchase Price"). The Purchase Price shall be paid in monthly payments of One Hundred Thousand Dollars ($100,000) by the last day of each month for seven consequent months and in the eighth month an additional payment of Fifty Thousand Dollars ($50,000) (the "Payment" or the "Payments"). The Payments shall commence on the Effective Date. Interest on the unpaid Payments shall accrue beginning on the Effective Date at a rate of six percent (6%) per annum. Accrued interest shall be due and payable on the date the last Payment is made by Purchaser to Seller in satisfaction of the Purchase Price, as set forth in this Section
2.2. The Company has the right from time to time to prepay, without premium or penalty; all or part of the outstanding Payments and accrued interest to the date of prepayment on the amount being prepaid. In consideration for the Purchase Price, Seller also agrees to cancel the Option as set forth in
Section 3 herein.

          The Payments shall be paid by Company wire transfer to a bank account designated by Seller at the Closing.

     3. Closing and Closing Date. The closing for the transaction (the "Closing") shall take place at the offices of the Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California 92101 on the Effective Date (the "Closing Date"). At the Closing, Purchaser shall deliver to Seller the first Payment. Seller shall return the documentation for the Option marked cancelled by Seller, if the Option is evidenced by a written instrument; provided that, if the Option is not evidenced by a written instrument the Seller shall execute an assignment separate from certificate in substantially the form attached hereto as Exhibit A (the "Assignment"). Upon receipt of either the documentation for the Option or the Assignment, the Company shall be entitled to cancel the Option in its books and records. Seller shall retain the share certificates for the Shares and shall retain record title to the Shares as security until all Payments, including accrued interest, are made. The Company shall not transfer record title to the Shares in its books and records until the last Payment is made. On the day the last Payment is paid, including all accrued interest, Seller shall deliver the share certificates for the Shares executed for transfer.

     4. Voting Rights. Starting on the Closing Date, Seller will exercise its voting rights in accordance with the voting agreement, dated as of the date hereof, by and between Purchaser and Seller, attached to this Agreement as Exhibit B (the "Voting Agreement").

     5. Covenants, Representations and Warranties of Seller. Seller for the benefit of Purchaser, warrants, represents and agrees as follows:

          5.1. Stock Ownership. Seller is the record and beneficial owner of the Shares, any Conversion Shares and the Option which are free and clear of all liens, encumbrances, security interests, options, equities and restrictions on transfer and Seller has the legal power and authority to sell, transfer and deliver the Shares, Conversion Shares and the Option pursuant to this Agreement without the necessity of obtaining the consent of any person or entity.

          5.2. Other Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will:

               5.2.1. violate, conflict with, result in a breach of any provisions of, constitute a default (or prevent a default which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or encumbrance upon any of the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or other instrument or obligation to which any Seller is a party, or by which Seller or any of Seller's properties or assets may be bound or affected, other than any consent required to be obtained from Midsummer Investments Limited; or

               5.2.2. violate any order, writ, injunction, decree, or any statute, rule or regulation, applicable to Seller or any of Seller's properties or assets.

          5.3. Enforceability. This Agreement, and the agreements and instruments referred to in this Agreement, each constitute valid and legally binding obligations of Seller and are enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     6. Covenants, Representations and Warranties of Purchaser. Purchaser for the benefit of Seller, warrants, represents, covenants and agrees as follows:

          6.1. Authority and Validity. Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of Purchaser and no further corporate action on the part of Purchaser is necessary to authorize this Agreement and the performance of the transactions contemplated hereby.

          6.2. Other Agreements; Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will:

               6.2.1. violate any order, writ, injunction, decree, or any statute, rule or regulation, applicable to Purchaser or any of Purchaser's properties or assets;

               6.2.2. require the approval or consent of any third party or governmental entity;

               6.2.3. contravene any provision of Purchaser's Certificate of Incorporation or Bylaws; or

               6.2.4. violate or conflict with any provision of an agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound or affected.

          6.3. No Impairment. The capital of Purchaser is not impaired and will not become impaired as a result of the purchase of the Shares by Purchaser, within the meaning of Section 160(a) (1) of the Delaware General Corporation Law, as amended (the "DGCL") and the capital of Purchaser would not become impaired, within the meaning of Section 160(a) (1) of the DGCL, in the event the obligations of Purchaser to purchase the Shares under this Agreement were accelerated and Purchaser purchased all Shares owned by Seller at the applicable purchase price specified in Section 2.2 on the date hereof.

          6.4. Enforceability. This Agreement, and the agreements and instruments referred to in this Agreement, each constitute valid and legally binding obligations of Purchaser and are enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          6.5. No Action. There is no action, suit, proceeding or to the knowledge of Purchaser, investigation pending or currently threatened against Purchaser that questions the validity of this Agreement and the agreements and instruments referred to in this Agreement, or the right of Purchaser to enter into this Agreement, or to consummate the transactions contemplated hereby or thereby, nor is Purchaser aware that there is any basis for the foregoing.

     7. Ancillary Covenants.

          7.1. Confidential Information. For a period of two (2) years beginning on the Effective Date, Seller agrees that Seller will not disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, without the Company's written consent. As used herein Confidential Information means any material, information or data which the Company has identified as "confidential" or which a reasonable person being apprised of all relevant facts would conclude is intended to be confidential, including but not limited to: (a) proprietary, technical, developmental, marketing, sales, operating, planning, cost, pricing, customer or supplier information, methodologies, employee information; (b) business practices or relationships; (c) products, systems, discoveries, designs, ideas, concepts, inventions, technical know-how, software source codes and all record-bearing media containing such information; provided, however, that Confidential Information shall not include any information which (i) is in the public domain and is readily available as of the Closing Date or which hereafter enters the public domain and becomes readily available, through no improper action by Seller, (ii) was in the possession of Seller or known by Seller prior to receipt from Purchaser, (iii) was rightfully disclosed to Seller by a third party without restriction, (iv) is independently developed by Seller without use of or reliance on Confidential Information disclosed by Purchaser or (v) is required to be disclosed by law, valid legal process or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system or by the listing rules of The London Stock Exchange.

          7.2. Injunctive Relief. Without limiting the right of Purchaser to pursue all other legal and equitable rights available for violation of Section
7.1 by Seller, it is agreed that other remedies cannot fully compensate Purchaser for such a violation and that Purchaser shall be entitled to seek injunctive relief without bond to prevent violation or continuing violation thereof.

          7.3. Release. Beginning on the day that all Payments, including accrued interest, required hereunder have been paid in full by Purchaser to Seller and record title to the Shares and Conversion Shares has been transferred to the Purchaser by Seller, Seller and Purchaser shall release each other and their respective officers, directors, shareholders, agents, attorneys, representatives, employees, affiliated entities, successors and assigns from any and all claims or liabilities whether known or unknown, existing or pre-existing arising directly or indirectly from any omissions, acts or facts that have occurred up until and including the date the last Payment is made, including, without limitation, in any manner related to the Shares and the Option including, with respect to Seller, related to Seller's rights as a shareholder of the Company or otherwise.

          7.4. Section 1542 Waiver. Each of Seller and the Company understand and acknowledge that after execution of this Agreement it may incur or suffer loss, damage or injuries which are in some way caused by or related to the matters released in this Agreement, but which are unknown or unanticipated at the time this Agreement is executed. Further there is a risk that loss or damage presently known may be or become greater than any party now expects or anticipates. Seller and the Company therefore expressly waive all rights under
Section 1542 of the California Civil Code which provides as follows and any similar state or federal law which may be applicable:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

     8. Actions Prior to Closing. The parties each agree and covenant to use their best efforts and to cooperate fully to assure that all actions which are necessary or appropriate in order to consummate the transaction contemplated by this agreement are accomplished in the manner and at the times set forth in this Agreement.

     9. Default; Termination

          9.1. Default. If either party materially defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days, the Agreement will be terminated. If the defaulting party fails to cure the default within such thirty (30) day period and (a) Seller is the defaulting party, Purchaser may terminate this Agreement and shall be deemed to have purchased and Seller shall be deemed to have sold and shall deliver to Purchaser share certificates representing the number of Shares determined by multiplying (w) the total number of Shares (treating the Series A Stock as if it has been converted to Common Stock for the purposes of the calculation) by (x) the quotient determined by dividing (y) the total of the Payments made at the time of termination of this Agreement by (z) the Purchase Price; or (b) Purchaser is the defaulting party, Seller shall have the option to either (i) rescind the sale and return the total Payments received by Seller at the time of termination less an amount equal to Seller's reasonable costs incurred in connection with the Agreement plus a termination payment equal to thirty percent (30%) of the total Payments received by Seller at the time of termination or (ii) to retain all of the Payments received by Seller at the time of termination and deliver to Purchaser share certificates representing the number of Shares determined by multiplying (w) the total number of Shares (treating the Series A Stock as if it has been converted to Common Stock for the purposes of the calculation) by (x) the quotient determined by dividing (y) the total of the Payments made at the time of termination of this Agreement by (z) the Purchase Price.

          9.2. Termination. The parties shall be entitled to terminate this Agreement by mutual agreement of the parties.

     10. Miscellaneous Provisions.

          10.1. Governing Law; Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles. The parties irrevocably consent to the exclusive jurisdiction of the state and federal courts located in San Diego County, California for the purpose of any action brought in connection with this Agreement.

          10.2. Counterparts and Exhibits. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

          10.3. Modification. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

          10.4. Headings. The section headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

          10.5. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

          10.6. Interpretation. Whenever the context of this Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate gender. The term "person" shall refer to any individual, corporation or legal entity having standing to bring an action in its own name under applicable state law. The conjunctive "or" shall mean "and/or" unless otherwise required by the context in which the conjunctive "or" is used. Each party has had the opportunity to be represented by independent legal counsel and hereby waives any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party drafting it. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

          10.7. Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability.

          10.8. Successors-in-Interest and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement. This Agreement and the rights, interests and obligations hereunder may not be assigned by either party without the prior written consent of the other party hereto.

          10.9. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by fax, or sent by an express courier service that provides written confirmation of delivery, such as United Parcel Service, Federal Express or DHL, to such party at its address as set forth below its signature to this Agreement. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by express courier service in accordance with this Section, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the express courier service in accordance with this Section. Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

          10.10. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

          10.11. Survival of Representations, Warranties, Covenants, Etc. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate or other writing provided for in it, shall survive the Closing.

          10.12. Further Acts. Following the Closing, each party agrees to perform such further acts and execute, acknowledge and deliver such further instruments as may be reasonably requested by any other party to further document or effectuate the transactions contemplated by this Agreement.

          10.13. Attorney's Fees. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, reasonable attorney's and expert witness fees, relating to or arising out of (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post judgment or post award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding.

                        [Signatures on following page]

SELLER:

THE SAGE GROUP PLC
a company organized under the laws of England and Wales

By:      /s/ Paul Harrison
         -----------------

Name:    Paul Harrison
Title:   Finance Director


         Address:  Attn:  General Counsel
         North Park
         Newcastle upon Tyne
         NE13 9AA
         England
         Facsimile:  +44 (191) 294-0002



PURCHASER:

ISLAND PACIFIC, INC.
a Delaware corporation

/s/ Barry Schechter
--------------------------
Barry Schechter, Chief Executive Officer

         Address:  Attn:  Barry Schechter
         19800 MacArthur Boulevard
         Irvine, CA 92612
         Facsimile:  (949) 476-0177

                                   EXHIBIT A

                     Assignment Separate From Certificate

                     ASSIGNMENT SEPARATE FROM CERTIFICATE



     For value received, The Sage Group, plc, a company organized under the laws of England and Wales ("Sage"), assigns and transfers to Island Pacific, Inc., a Delaware corporation (the "Company"), its option to purchase Seventy-One Thousand Eight Hundred Twelve (71,812) shares of the Company's Common Stock (the "Option"), standing in Sage's name on the books of the Company and does hereby irrevocably constitute and appoint each and every officer of the Company, as attorney-in-fact solely for purposes of recording the transfer and/or cancellation of the Option on the books of the Company with full power of substitution.

                                              THE SAGE GROUP, PLC
                                              a company organized under the
                                              laws of England and Wales


Dated Effective: February 15, 2006            By:    /s/ Paul Harrison
                 -----------------                   -----------------------

                                              Name:  Paul Harrison
                                              Title: Finance Director